EXHIBIT 10.2

SEPARATION AGREEMENT

by and between

NABORS INDUSTRIES LTD.,

and

NABORS RED LION LIMITED

dated as of

June 25, 2014

i

ii

SCHEDULES

Schedule 1.1	-	Planned Structure
Schedule 1.4(a)(i)	-	Schedule of Red Lion Facilities
Schedule 1.4(a)(ii)	-	Schedule of Red Lion Entity Interests
Schedule 1.4(a)(ix)	-	Schedule of Actions
Schedule 1.4(a)(xi)	-	Schedule of Tangible Personal Property
Schedule 1.4(a)(xiii)	-	Schedule of Approvals
Schedule 1.4(a)(xiv)	-	Schedule of Other Red Lion Assets
Schedule 1.4(b)(vii)	-	Schedule of Excluded Assets
Schedule 1.5(a)(i)	-	Schedule of Red Lion Liabilities
Schedule 1.5(a)(ii)	-	Schedule of Contracts
Schedule 1.5(b)(ii)	-	Schedule of Excluded Liabilities
Schedule 1.5(b)(iii)	-	Schedule of Excluded Actions
Schedule 1.6(b)(i)	-	Schedule of Intercompany Agreements Not To be Terminated
Schedule 1.7	-	Schedule of Consents or Governmental Approvals
Schedule 2.3	-	Penny Base Share Number
Schedule 2.4(a)(vii)	-	Schedule of Resigning Officers and Directors of the Red Lion Group
Schedule 2.7(a)	-	Accounting Exhibit
Schedule 2.7(b)	-	Working Capital
Schedule 3.3(e)	-	Indemnification by Navy

EXHIBITS

Exhibit A	-	Form of Employee Benefits Agreement
Exhibit B	-	Form of Red Lion Transition Services Agreement
Exhibit C	-	Form of Navy Transition Services Agreement
Exhibit D	-	Form of Tax Matters Agreement
Exhibit E	-	Form of Global Alliance Agreement
Exhibit F	-	Form of Registration Rights Agreement

iii

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is dated as of June 25, 2014, by and between Nabors Industries Ltd., a Bermuda exempted company (“Navy”) and Nabors Red Lion Limited, a Bermuda exempted company and currently a wholly owned Subsidiary of Navy (“Red Lion”).  Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in Article VI.

RECITALS

1.             Navy is engaged, directly and indirectly, in the Red Lion Business;

2.             As a condition to the execution of the Agreement and Plan of Merger, dated as of the date hereof, among Navy, Red Lion and C&J Energy Services, Inc., a Delaware corporation (“Penny”) (the “Merger Agreement”), Navy is required to separate the Red Lion Business from the other businesses of Navy;

3.             The Board of Directors of Navy has determined that it would be in the best interests of Navy and its shareholders to separate the Red Lion Business from the other businesses of Navy and enter into the Merger Agreement;

4.             Navy currently owns all of the issued and outstanding common shares, par value $1.00 per share, of Red Lion (the “Red Lion Common Shares”);

5.             Navy and Red Lion have each determined that it would be appropriate and desirable for Navy, Red Lion and Red Lion’s Subsidiaries to undergo a restructuring (the “Red Lion Restructuring” which, for the avoidance of doubt, does not include the incurrence of the Red Lion Financing or the entry into the Debt Financing Agreements, the Note Repayment, the consummation of the Merger or any events occurring following the Effective Time), which will include certain distributions that are intended to qualify as a series of distributions subject to Sections 332, 351, 355 and 368 of the Code or, in the case of restructuring Red Lion Assets located in Canada, a sale subject to Section 1001 of the Code, as a result of which the Red Lion Group will, directly or indirectly, own solely Navy’s well services and completion business in Canada (the “Canada Completion Business”) and well services and completion business in the United States (the “U.S. Completion Business,” and together with the Canada Completion Business, the “Red Lion Business”), and the distribution to Navy certain entities not engaged in the Red Lion Business, such that following the Red Lion Restructuring, Red Lion’s remaining assets and liabilities will consist solely of the Red Lion Business, and Navy will be issued additional Red Lion Common Shares;

6.             Navy and Red Lion contemplate that, concurrently with or immediately following the Red Lion Restructuring as further described herein, USHC will incur indebtedness (as defined in the Merger Agreement, the “Red Lion Financing”), and will enter into definitive agreements with respect thereto (the “Debt Financing Agreements”), to be used to fund the repayment of certain intercompany notes (collectively, the “Notes”) with an aggregate face amount of $829,820,225 to be issued to Nabors Industries Inc., a Delaware corporation (“Indigo”) and/or one or more other Navy Subsidiaries, and $108,250,000 to be issued to Nabors Drilling Canada Limited, an Alberta Corporation (“Alberta”), (the “Note Repayment,” and the

Red Lion Financing, and the entry into the Debt Financing Agreements, together with the Red Lion Share Issuance, collectively, the “Recapitalization”);

7.             This Agreement is intended to be a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) with respect to the Recapitalization;

8.             Pursuant to the Merger Agreement, at the Effective Time, a corporation to be organized under the laws of the State of Delaware that will be a direct wholly owned Subsidiary of Red Lion (“Merger Sub”) will merge with and into Penny (the “Merger”), with Penny surviving the Merger as a direct wholly owned Subsidiary of Red Lion and each common share, par value $0.01 per share, of Penny (“Penny Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one Red Lion Common Share on the terms and subject to the conditions of the Merger Agreement;

9.             Immediately after the Merger, Red Lion will transfer Penny to a limited liability company to be organized under the laws of Luxembourg and wholly owned by Red Lion (“LuxCo”), thereafter LuxCo will transfer Penny to a corporation to be organized under the laws of the State of Delaware as a direct wholly owned Subsidiary of LuxCo (“USHC”); and

10.          The Parties intend in this Agreement to set forth the principal arrangements between them regarding the Red Lion Restructuring and the Recapitalization, and certain other agreements that will govern certain matters relating to the Red Lion Restructuring and the Recapitalization and the relationship of Navy, Red Lion and their respective Subsidiaries.

Accordingly, the Parties agree as follows:

ARTICLE I

THE RED LION RESTRUCTURING

Section 1.1            Transfer of Red Lion Assets; Assumption of Red Lion Liabilities.  Except as provided in Section 1.7(b), effective as of the Separation Time, to the extent not previously effected by restructuring the Red Lion Group to the structure set forth on Schedule 1.1 prior to the Separation Time (including the steps set forth on Schedule 1.1 pertaining to the Canada Completion Business):

(a)           Navy will assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary to Convey) to Red Lion, or a Red Lion Entity, and Red Lion will accept from Navy (or the applicable Subsidiary of Navy) (or will cause any applicable Red Lion Entity to accept) all of Navy’s and its applicable Subsidiaries’ respective direct or indirect right, title and interest in and to all Red Lion Assets (other than any Red Lion Assets that are already held as of the Separation Time by Red Lion or a Red Lion Entity, which Red Lion Asset will continue to be held by Red Lion or such Red Lion Entity); and

(b)           Navy will Convey (or will cause any applicable Subsidiary to Convey) to Red Lion or a Red Lion Entity, and Red Lion will assume, perform, discharge and fulfill when due and, to the extent applicable, comply with (or will cause any applicable Red

Lion Entity to assume, perform, discharge and fulfill when due and, to the extent applicable, comply with) all of the Red Lion Liabilities, in accordance with their respective terms (other than any Red Lion Liabilities that as of the Separation Time is already a Liability of Red Lion or a Red Lion Entity, which Red Lion Liability will continue to be a Liability of Red Lion or such Red Lion Entity).  As between members of the Navy Group, on the one hand, and members of the Red Lion Group, on the other hand, following the Separation Time, the members of the Red Lion Group will be solely responsible for all Red Lion Liabilities, on a joint and several basis.

Section 1.2            Transfer of Excluded Assets; Assumption of Excluded Liabilities.  Except as provided in Section 1.7(b), prior to the Separation Time, to the extent not previously effected:

(a)           Navy will cause any applicable member or members of the Red Lion Group to Convey to Navy or a Subsidiary of Navy, and Navy will accept from such applicable member or members of the Red Lion Group (or will cause any applicable Subsidiary of Navy to accept) all of such member’s or members’ direct or indirect right, title and interest in and to all Excluded Assets; and

(b)           Navy will cause any applicable member or members of the Red Lion Group to Convey to Navy or a Subsidiary of Navy, and Navy will assume, perform, discharge and fulfill when due, and to the extent applicable, comply with (or will cause the applicable Subsidiary of Navy to assume, perform, discharge and fulfill when due, and to the extent applicable, comply with) all of the Excluded Liabilities, in accordance with their respective terms.  As between members of the Navy Group, on the one hand, and members of the Red Lion Group, on the other hand, following the Separation Time, the members of the Navy Group will be solely responsible for all Excluded Liabilities, on a joint and several basis.

Section 1.3            Misallocated Transfers.  In the event that at any time or from time to time (whether prior to, at or after the Separation Time), either Party (or any member of the Navy Group or the Red Lion Group, as applicable) is the owner of, receives or otherwise comes to possess any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or Liability that is allocated to any Person that is a member of the other Group pursuant to this Agreement (except in the case of any acquisition of Assets from the other Party for value subsequent to the Separation Time), such Party will promptly transfer, or cause to be transferred, such Asset or Liability to the Person so entitled thereto.  Prior to any such transfer, such Asset or Liability will be held in accordance with Section 1.7(c).

Section 1.4            Red Lion Assets; Excluded Assets.

(a)           For purposes of this Agreement, “Red Lion Assets” mean the following Assets:

(i)                        all Real Property Interests in the facilities that are used or held for use primarily in the Red Lion Business, including those listed or described on Schedule 1.4(a)(i) (the “Red Lion Facilities”);

(ii)                       all issued and outstanding capital stock of, or other equity interests in, the Subsidiaries of Navy listed or described on Schedule 1.4(a)(ii) that are owned by Navy or its

Affiliates (such stock or other equity interests, the “Red Lion Entity Interests,” and such Subsidiaries, the “Red Lion Entities”);

(iii)                      all interests, rights, claims and benefits of Navy and any of its Subsidiaries pursuant to and associated with all Contracts that are related primarily to the Red Lion Business (collectively, the “Red Lion Contracts”);

(iv)                      (A) all business and employment records related primarily to the Red Lion Business, including the minute and other record books and related stock and equity interests records of the Red Lion Entities, and (B) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, market and product share data (including historical), reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, and accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, in each case that are related primarily to the Red Lion Business (collectively, the “Red Lion Books and Records”); provided, that (1) Navy will be entitled to retain a copy of the Red Lion Books and Records, which will be subject to the provisions of Section 4.2(g) and will be retained in a confidential manner by Navy; (2) neither clause (A) nor (B) will be deemed to include any books, records or other items with respect to which it is not reasonably practicable to identify and extract the portion thereof related primarily to the Red Lion Business from the portions thereof that relate primarily to businesses of Navy other than the Red Lion Business; (3) to the extent required to satisfy Navy’s legal or other obligations, Navy will be entitled to retain original copies of the Red Lion Books and Records, which will be subject to the provisions of Section 4.2(g) and will be retained in a confidential manner by Navy, and will provide Red Lion with a copy of all such retained Red Lion Books and Records; and (4) the Red Lion TSA will govern the delivery to Red Lion of any such books, records or other items that are maintained in electronic form;

(v)                       all cash and cash equivalents in the Red Lion Accounts not withdrawn prior to the Separation Time;

(vi)                      all trade accounts and notes receivable and other amounts receivable arising from the sale or other disposition of goods, or the performance of services, by the Red Lion Business;

(vii)                     all prepaid expenses, prepaid property taxes, security deposits, credits, deferred charges, advanced payments that are, in each case, related primarily to the Red Lion Business (other than prepaid insurance premiums, deposits, security or other prepaid amounts in connection with workers’ compensation and other Policies);

(viii)                    all rights with respect to third-party warranties and guaranties that are, in each case, related primarily to the Red Lion Business and all related claims, credits, rights of recovery and other similar rights as to such third parties;

(ix)                                                                  all rights to causes of action, lawsuits, judgments, claims and demands that are, in each case, related primarily to the Red Lion Business, including those listed or described on Schedule 1.4(a)(ix) and including those arising under this Agreement or any Ancillary Agreement against any Navy Group member;

(x)                                                                     all Intellectual Property owned by Navy that is primarily used or held for use in the Red Lion Business, including all causes of action for past, present, and future infringement and misappropriation of such Intellectual Property, including the right to sue for injunctive relief and damages for such past, present, and future infringements and misappropriations and to retain all damages collected in connection therewith and seek and obtain injunctive relief;

(xi)                                                                  all motor vehicles and other transportation equipment, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, special and general tangible tools, prototypes, models, and other tangible personal property that are, in each case, used or held for use primarily in the Red Lion Business, including those listed or described in Schedule 1.4(a)(xi);

(xii)                                                               all inventories of materials, parts, raw materials, packaging materials, stores, supplies, work-in-process, goods in transit, and finished goods and products that are, in each case, used or held for use primarily in the Red Lion Business (the “Red Lion Inventory”);

(xiii)                                                            all approvals, consents, franchises, licenses, permits, registrations, authorizations and certificates or other rights issued or granted by any Governmental Authority and all pending applications therefor that are, in each case, used primarily in, or held primarily for the benefit of, the Red Lion Business, including those listed or described on Schedule 1.4(a)(xiii);

(xiv)                                                           the Assets set forth on Schedule 1.4(a)(xiv) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets that have been or that are to be Conveyed to Red Lion or any other member of the Red Lion Group; and

(xv)                                                              any and all other Assets (other than Excluded Assets) owned that are used or held for use primarily in, or related primarily to, the Red Lion Business.  The intention of this clause (xv) is only to rectify any inadvertent omission of Conveyance of any Assets that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as a Red Lion Asset.  No Asset will be deemed a Red Lion Asset solely as a result of this clause (xv) unless a claim with respect thereto is made by Red Lion on or prior to the one-year anniversary of the Separation Time.

A single Asset may fall within more than one of clauses (i) through (xv) in this Section 1.4(a); such fact does not imply that (x) such Asset must be Conveyed more than once or (y) any duplication of such Asset is required.  The fact that an Asset may be excluded under one clause does not imply that it is not intended to be included under another.

(b)                                 Notwithstanding the foregoing clause (a), the Red Lion Assets will not in any event include any of the following Assets (the “Excluded Assets”):

(i)                                                                         any cash or cash equivalents withdrawn from any Red Lion Accounts prior to the Separation Time;

(ii)                                                                      except to the extent provided in Section 4.7, all insurance policies, binders and claims and rights thereunder and all prepaid insurance premiums;

(iii)                                                                   all Red Lion Employee Benefit Plans (whether or not listed in Section 4.2(j)(i) of the Navy Disclosure Letter to the Merger Agreement) or any other compensation or benefit plans, agreements or arrangements of the Navy Group, all trusts, trust assets, trust accounts, reserves, insurance policies and other assets held in connection therewith, and all data and records required to administer the benefits under any of the foregoing;

(iv)                                                                  the Assets of any member of the Navy Group not included in any of the clauses in Section 1.4(a) above;

(v)                                                                     all rights to causes of action, lawsuits, judgments, claims and demands to the extent related to an Excluded Action or to any Divested Business;

(vi)                                                                  any Contracts not related primarily to the Red Lion Business (including such contracts to which, prior to the closing, both members of the Navy Group and members of the Red Lion Group are a party); and

(vii)                                                               the Assets listed or described on Schedule 1.4(b)(vii), and any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Navy or any other member of the Navy Group.

The Parties acknowledge and agree that neither Red Lion nor any of its Subsidiaries will acquire or be permitted to retain any direct or indirect right, title and interest in any Excluded Assets through the Conveyance of the Red Lion Entity Interests, and that if any of the Red Lion Entities owns, leases or has the right to use any such Excluded Assets, such Excluded Assets must be Conveyed to Navy as contemplated by Section 1.2(a).

Section 1.5                                    Red Lion Liabilities; Excluded Liabilities.

(a)                                 For the purposes of this Agreement, “Red Lion Liabilities” means (regardless of (1) whether the facts on which such Liabilities are based occurred prior to, at or subsequent to the Separation Time, (2) whether or not such Liabilities are asserted or determined prior to, at or subsequent to the Separation Time, (3) where or against whom such Liabilities are asserted or determined, and (4) whether or not such Liabilities arise from or are alleged to arise from negligence by any member of the Navy Group or the Red Lion Group (including any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates)) the following Liabilities (unless such Liability is an Excluded Liability, in which case it shall not be a Red Lion Liability):

(i)                                                                         any and all Liabilities that are (A) expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) to be assumed by any member of the Red Lion Group, (B) expressly assumed by any member of the Red Lion

Group under this Agreement or any Ancillary Agreements, or (C) set forth on Schedule 1.5(a)(i);

(ii)                                                                      any Liabilities to the extent arising from any of the Contracts set forth in Schedule 1.5(a)(ii);

(iii)                                                                   all Liabilities to the extent relating to, arising out of or resulting from any Red Lion Assets;

(iv)                                                                  all trade and other accounts payable related primarily to the Red Lion Business;

(v)                                                                     all operating expenses and other current Liabilities (including Liabilities for services and goods for which an invoice has not been received prior to the Separation Time) related primarily to the Red Lion Business;

(vi)                                                                  subject to the limitations set forth in Section 1.7, all Liabilities under the Red Lion Contracts;

(vii)                                                               all Liabilities with respect to any return, rebate, discount, credit, recall warranty, customer program, or similar Liabilities relating primarily to products of the Red Lion Business;

(viii)                                                            all Liabilities for death, personal injury, advertising injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by, or on behalf of, the Red Lion Business, including any such Liabilities for negligence, strict liability, design or manufacturing defect, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use;

(ix)                                                                  all Liabilities under the Notes, the Red Lion Financing and Debt Financing Agreements;

(x)                                                                     all Liabilities, other than Excluded Liabilities, to the extent arising out of or resulting from:

(A)                               the operation of the Red Lion Business or the ownership or use of the Red Lion Assets at any time before, at or after the Separation Time by any member of the Red Lion Group, Penny Group or any of their respective predecessors or, prior to the Separation Time, any member of the Navy Group or any of their predecessors; or

(B)                               the operation of any other business conducted by any member of the Red Lion Group or the Penny Group at any time after the Separation Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of any member of the Red Lion Group (whether or not such act or failure to act is or was within such Person’s authority));

(xi)                                                                  all Liabilities, other than Excluded Liabilities, arising pursuant to Environmental Law to the extent arising out of or resulting from the Red Lion Business;

(xii)                                                               all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the Red Lion Group; and

(xiii)                                                            all Liabilities of any member of the Red Lion Group or Penny Group under this Agreement or any of the Ancillary Agreements.

A single Liability may fall within more than one of clauses (i) through (xiii) in this Section 1.5(a); such fact does not imply that (x) such Liability must be Conveyed more than once or (y) any duplication of such Liability is required.  The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another.

(b)                                 Notwithstanding the foregoing clause (a), the Red Lion Liabilities will not in any event include any of the following Liabilities (the “Excluded Liabilities”):

(i)                                                                         all Liabilities to the extent relating to, arising out of or resulting from any Excluded Assets;

(ii)                                                                      the Liabilities listed on Schedule 1.5(b)(ii) and any and all other Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement to be retained or assumed by Navy or any other member of the Navy Group (including, for the avoidance of doubt, all Liabilities for pre-Closing Taxes to the extent such Taxes are not accrued and reflected in the Working Capital adjustment pursuant to Section 2.7, except as expressly contemplated by the Tax Matters Agreement), and all agreements and obligations of any member of the Navy Group under this Agreement or any of the Ancillary Agreements;

(iii)                                                                   all Liabilities arising out of any Action pending or asserted in writing as of the Separation Time other than those Actions set forth on Schedule 1.5(a)(i) (the “Excluded Actions”);

(iv)                                                                  all Liabilities arising out of claims made by the respective directors, officers, shareholders, stockholders, employees, agents, Subsidiaries or Affiliates of either Group against any member of either Group to the extent relating to, arising out of or resulting from the Non-Red Lion Business or the other businesses, operations, activities or Liabilities referred to in clause (i) above;

(v)                                                                     any Liabilities relating to or arising out of any Divested Business (including all Liabilities with respect to any Asset included in the sale of the Divested Business, any products designed, manufactured, serviced or sold by, or services performed by, the Divested Business);

(vi)                                                                  all Liabilities arising out of any Action pending or asserted in writing as of the Separation Time with respect to any Environmental Condition at any property owned or leased by Navy or any of its Affiliates at or prior to the Separation Time (the “Excluded Environmental Liabilities”);

(vii)                                                               all Liabilities that would be classified as indebtedness under United States generally accepted accounting principles other than the Notes, the Red Lion Financing and Debt Financing Agreements; and

(viii)                                                            any and all Liabilities of any member of the Navy Group not included in any of the clauses in Section 1.5(a).

The Parties acknowledge and agree that neither Red Lion nor any other member of the Red Lion Group will be required to assume or retain any Excluded Liabilities as a result of the Conveyance of the Red Lion Entity Interests, and that if any of the Red Lion Entities is liable for any Excluded Liabilities, such Excluded Liabilities will be assumed by Navy as contemplated by Section 1.2(b).

Section 1.6                                    Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

(a)                                 Termination of Intercompany Agreements.  Except as set forth in Section 1.6(b) and Section 1.6(c), Red Lion, on behalf of itself and each other member of the Red Lion Group, on the one hand, and Navy, on behalf of itself and each other member of the Navy Group, on the other hand, will terminate, effective as of the Separation Time, any and all Contracts between or among Red Lion or any member of the Red Lion Group, on the one hand, and Navy or any member of the Navy Group, on the other hand.  No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Separation Time and all parties will be released from all Liabilities thereunder.  Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)                                 Exceptions to Termination of Intercompany Agreements.  The provisions of Section 1.6(a) will not apply to any of the following Contracts (or to any of the provisions thereof):

(i)                                                                         any Contracts listed or described on Schedule 1.6(b)(i);

(ii)                                                                      this Agreement, the Merger Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement, the Merger Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups);

(iii)                                                                   the Notes;

(iv)                                                                  any Contracts to which any Person other than the Parties and their respective Affiliates is a party (it being understood that to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Red Lion Assets or Red Lion Liabilities, they will be Conveyed pursuant to Section 1.1(a) or Section 1.1(b), or allocated pursuant to Section 1.7(c)); and

(v)                                                                     any Contracts to which any non-wholly owned Subsidiary of Navy or Red Lion, as the case may be, is a party (it being understood that (x) directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned and (y) to the extent that the rights and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Red Lion Assets or Red Lion Liabilities, they will be Conveyed pursuant to Section 1.1(a) or Section 1.1(b), or allocated pursuant to Section 1.7(c)).

(c)                                  Settlement of Intercompany Accounts.  Except as provided in Section 1.12, all of the intercompany receivables, payables, loans and other accounts between Red Lion or any member of the Red Lion Group, on the one hand, and Navy or any member of the Navy Group, on the other hand, in existence as of immediately prior to the Separation Time (collectively, the “Intercompany Accounts”) will be settled at or prior to the Separation Time.

Section 1.7                                    Governmental Approvals and Third-Party Consents.

(a)                                 Obtaining Consents.  To the extent that the consummation of the Red Lion Restructuring requires any third-party Consents or Governmental Approvals, subject to the next two sentences, the Parties will use their respective commercially reasonable efforts to obtain such Consents or Governmental Approvals, as soon as reasonably practicable, subject to the limitations set forth in Section 1.7(b).  However, unless required to do so in accordance with the terms and provisions of the Merger Agreement, Navy will under no circumstance be required to make any payments or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any third party to obtain any Consent or Governmental Approvals unless and to the extent that Red Lion or Penny agrees to reimburse and make whole Navy to Navy’s reasonable satisfaction for any payment or other accommodation made by Navy at Red Lion’s request.  Red Lion hereby agrees to reimburse and make whole Navy to Navy’s reasonable satisfaction any payment or other accommodation made by Navy in respect of the third-party Consents or Governmental Approvals specifically identified as a “Required Consent” on Schedule 1.7 in an aggregate amount not exceeding that amount set forth in Schedule 1.7.  Red Lion agrees that in the event that any third party or Governmental Authority requests that Navy make a payment or offer or grant an accommodation to obtain a third-party Consents or Governmental Approvals and Red Lion does not agree to reimburse or make whole Navy in connection therewith, Red Lion shall not be entitled to the benefits of the provision in, Navy will not be obligated to take any efforts under, Section 1.7(c) in respect of any Red Lion Asset, Red Lion Liability, Excluded Asset or Excluded Liability which Conveyance is subject to such third-party Consents or Governmental Approvals.  For the avoidance of doubt, the required efforts and responsibilities of the Parties (i) to seek the Consents necessary to provide the Services (as defined in the Red Lion TSA) will be governed by Article III of the Red Lion TSA and (ii) to seek the Requisite Regulatory Approvals (as defined in the Merger Agreement) and the Required Penny Vote (as defined in the Merger Agreement) will be governed by the Merger Agreement.  The obligations set forth in this

Section 1.7(a) will terminate on the one-year anniversary of the Separation Time (except for any such Consent or Governmental Approvals as are in the process of being obtained on such date, as to which such obligations will continue).

(b)                                 Transfer in Violation of Laws or Requiring Consent or Governmental Approval.  If and to the extent that the valid, complete and perfected Conveyance to the Red Lion Group of any Red Lion Asset or Red Lion Liability, or to the Navy Group of any Excluded Asset or Excluded Liability, would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the Red Lion Restructuring or the Recapitalization, then notwithstanding any other provision hereof, the Conveyance to the Red Lion Group of any such Red Lion Asset or Red Lion Liability, or to the Navy Group of any such Excluded Asset or Excluded Liability, will automatically be deferred, and no Conveyance will occur until all legal or contractual impediments are removed or such Consents or Governmental Approvals have been obtained.  Any Asset or Liability which Conveyance has been so deferred will still be considered a Red Lion Asset, a Red Lion Liability, an Excluded Asset, or an Excluded Liability, as applicable, and will be subject to Section 1.7(c).  Notwithstanding the foregoing, Navy or Red Lion may elect to require the immediate Conveyance of any Red Lion Asset, Red Lion Liability, Excluded Asset or Excluded Liability notwithstanding any requirement that an immaterial Consent or immaterial Governmental Approval be obtained; provided that (i) if Red Lion so elects to require the immediate Conveyance of any such Asset or Liability, any Liabilities arising from such Conveyance will be deemed to be Red Lion Liabilities, (ii) if Navy so elects to require the immediate Conveyance of any such Asset or Liability, any Liabilities arising from such Conveyance will be deemed to be Excluded Liabilities, and (iii) if Red Lion and Navy jointly agree to immediately Convey such Asset or Liability, any Liabilities arising from such Conveyance will be shared evenly between Red Lion and Navy and, notwithstanding any provision in Section 3.5(b) to the contrary, the defense of any Third-Party Claim relating thereto will be jointly managed by Red Lion and Navy.  The Parties will use their commercially reasonable efforts promptly to obtain any Consents or Governmental Approvals as required by Section 1.7(a) and to take the actions required by Section 1.7(c) pending removal of legal or contractual impediments or receipt of Consents or Governmental Approvals.  If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Asset or Liability pursuant to this Section 1.7(b) are removed or any Consents and/or Governmental Approvals the absence of which caused the deferral of transfer of any Asset or Liability pursuant to this Section 1.7(b) are obtained, the transfer of the applicable Asset or Liability will be effected promptly in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement(s).  The obligations set forth in this Section 1.7(b) will terminate on the one-year anniversary of the Separation Time (except to the extent of any Conveyance for which impediments are being removed or Consents or Governmental Approvals as are in the process of being obtained on such date, as to which such obligations will continue).

(c)                                  Conveyances Not Consummated Prior To or At the Separation Time.  Subject to the third sentence of Section 1.7(a), if the Conveyance of any Asset or Liability intended to be Conveyed is not consummated prior to or at the Separation Time, whether as a result of the provisions of Section 1.7(b) or for any other reason (including any misallocated transfers subject to Section 1.3), then, insofar as reasonably possible (taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the Transactions) and to the extent permitted by applicable Law, the Person retaining such Asset or Liability, as the case may be, (i) will thereafter hold such Asset or Liability, as the case may be, in trust for the use and benefit and burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof (or as otherwise determined by Navy and Red Lion, as applicable, in accordance with Section 1.7(b)), and (ii) use commercially reasonable efforts to take such other actions as may be reasonably requested by the Person to whom such Asset or Liability is to be Conveyed (at the expense of the Person holding such Asset or Liability, as the case may be) in order to place such Person in substantially the same position as if such Asset or Liability had been Conveyed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, as the case may be, including possession, use, risk of loss, potential for gain, any Tax liabilities in respect thereof and dominion, control and command over such Asset or Liability, as the case may be, are to inure from and after the Separation Time to the Person to whom such Asset or Liability is to be Conveyed.  Any Person retaining an Asset or a Liability due to the deferral of the Conveyance of such Asset or Liability, as the case may be, will not be required, in connection with the foregoing, to make any payments or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any third party, except to the extent that the Person entitled to the Asset or responsible for the Liability, as applicable, agrees to reimburse and make whole the Person retaining an Asset or a Liability, to such Person’s reasonable satisfaction, for any payment or other accommodation made by the Person retaining an Asset or a Liability at the request of the Person entitled to the Asset or responsible for the Liability.  The obligations set forth in this Section 1.7(c) will terminate on the one-year anniversary of the Separation Time (except of any such Conveyances as are in the process of being consummated on such date, as to which such obligations will continue).

Section 1.8                                    No Representation or Warranty.  EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR IN THE MERGER AGREEMENT, RED LION (ON BEHALF OF ITSELF AND MEMBERS OF THE RED LION GROUP) ACKNOWLEDGES THAT NONE OF NAVY NOR ANY MEMBER OF THE NAVY GROUP MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO:  (A) THE CONDITION OR THE VALUE OF ANY RED LION ASSET OR THE AMOUNT OF ANY RED LION LIABILITY; (B) THE FREEDOM FROM ANY SECURITY INTEREST OF ANY RED LION ASSET; (C) THE ABSENCE OF DEFENSES OR FREEDOM FROM COUNTERCLAIMS WITH RESPECT TO ANY CLAIM TO BE CONVEYED TO RED LION OR HELD BY A MEMBER OF THE RED LION GROUP; OR (D) ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE.  EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR IN THE MERGER AGREEMENT, RED LION (ON BEHALF OF ITSELF AND MEMBERS OF THE RED LION GROUP) FURTHER ACKNOWLEDGES THAT ALL OTHER WARRANTIES THAT NAVY OR ANY MEMBER OF THE NAVY GROUP GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED.  EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR IN THE MERGER

AGREEMENT, ALL ASSETS TO BE TRANSFERRED TO RED LION (AND ALL OF THE RED LION ASSETS HELD BY THE RED LION ENTITIES) WILL BE TRANSFERRED WITHOUT ANY COVENANT, REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED) AND ARE HELD “AS IS, WHERE IS” AND FROM AND AFTER THE CLOSING RED LION WILL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN RED LION GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS THAT ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS ARE NOT COMPLIED WITH.

Section 1.9                                    Waiver of Bulk-Sales Laws.  Each Party hereby waives compliance by each member of their respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Assets to any member of the Navy Group or Red Lion Group, as applicable.

Section 1.10                             Real Property Leases; Guarantees.

(a)                                 On or prior to the Separation Time or as soon as practicable thereafter, Red Lion will, at the direction and expense of Navy, use its reasonable best efforts to have any member(s) of the Navy Group removed as guarantor of or obligor for any Red Lion Liability to the extent that they relate to Red Lion Liabilities (with the reasonable cooperation of the applicable member(s) of the Navy Group).

(b)                                 On or prior to the Separation Time, to the extent required to obtain a release from an agreement (including any lease of a Real Property Interest) or a guarantee (each, a “Guarantee Release”) of any member of the Navy Group, Red Lion will use its reasonable best efforts to execute a guarantee agreement in the form of the existing agreement or guarantee or such other form as is agreed to by the relevant parties to such agreement or guarantee.

(c)                                  If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 1.10, (i) Red Lion will, and will cause the other members of the Red Lion Group (including after the Effective Time, the Penny Group) to, indemnify, defend and hold harmless each of the Navy Indemnitees for any Liability arising from or relating to such agreement or guarantee and will, as agent or subcontractor for the applicable Navy Group guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder when due, and (ii) Red Lion will not, and will cause the other members of the Red Lion Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which a member of the Navy Group is or may be liable unless all obligations of the members of the Navy Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Navy in its sole discretion.

(d)                                 On or prior to the Separation Time or as soon as practicable thereafter, Navy will, at its expense, use its reasonable best efforts to have any member(s) of the Red Lion Group removed as guarantor of or obligor for any Excluded Liability to the extent that they relate to

Excluded Liabilities (with the reasonable cooperation of the applicable member(s) of the Red Lion Group or Penny Group).

(e)                                  On or prior to the Separation Time, to the extent required to obtain a Guarantee Release of any member of the Red Lion Group, Navy will use its reasonable best efforts to execute a guarantee agreement in the form of the existing agreement or guarantee or such other form as is agreed to by the relevant parties to such agreement or guarantee.

(f)                                   If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (d) and (e) of this Section 1.10, (i) Navy will, and will cause the other members of the Navy Group to, indemnify, defend and hold harmless each of the Red Lion Indemnitees for any Liability arising from or relating to such agreement or guarantee and will, as agent or subcontractor for the applicable Red Lion Group guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder when due, and (ii) Navy will not, and will cause the other members of the Navy Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, lease, contract or other obligation for which a member of the Red Lion Group is or may be liable unless all obligations of the members of the Red Lion Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Red Lion in its sole discretion.

Section 1.11                             Exemption Certificates.  Navy will cause Red Lion or a Subsidiary of Red Lion, as applicable, to use commercially reasonable efforts to deliver to Navy on or before the Separation Date properly executed resale exemption certificates and requisite tax registration numbers for the Red Lion Inventory (and, where relevant in accordance with applicable local Law, for any tangible personal property and any other Red Lion Assets), and such other certificates and documentation as may be required to reasonably evidence any exemption from transfer Taxes.  For the avoidance of doubt, the Parties, as applicable, are and remain responsible for all transfer Taxes in accordance with the Tax Matters Agreement.

Section 1.12                             Note Repayment.  Notwithstanding anything herein to the contrary, the Notes will survive the Separation Time.  At the Closing, if the full proceeds of the Red Lion Financing are available to USHC, USHC will make the Note Repayment to Indigo and Alberta, as applicable.

ARTICLE II

CLOSING OF THE RED LION RESTRUCTURING;
POST-CLOSING WORKING CAPITAL ADJUSTMENT

Section 2.1                                    Separation Time.  Unless otherwise provided in this Agreement or in any Ancillary Agreement, and subject to the satisfaction and waiver of the conditions set forth in Section 2.2, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with Article I in connection with the Red Lion Restructuring will be no later than 12:01 a.m., Eastern Time, on the Business Day anticipated to precede the Closing Date (such time, the “Separation Time,” and such date, the “Separation Date”).

Section 2.2                                    Conditions to the Red Lion Restructuring.  The obligations of Navy pursuant to this Agreement to effect the Red Lion Restructuring are subject to the fulfillment (or waiver by Navy) at or prior to the Separation Time of the condition that each of the parties to the Merger Agreement has irrevocably confirmed to each other that each condition in Article VII of the Merger Agreement (other than Sections 7.1(f) and 7.2(f) thereto) to such party’s respective obligations to effect the Merger (i) has been fulfilled, (ii) will be fulfilled at the Effective Time, or (iii) is or has been waived by such party in accordance with the terms of the Merger Agreement, as the case may be; provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of Penny.

Section 2.3                                    Recapitalization of Red Lion.  In connection with the Conveyance of Assets contemplated by Section 1.1, immediately prior to the Effective Time, Red Lion will issue to Navy or one of its wholly owned Subsidiaries a number of Red Lion Common Shares such that the total number of Red Lion Common Shares owned by Navy and its Subsidiaries immediately thereafter (the “Red Lion Share Issuance”) will equal (a) the Penny Base Share Number, divided by (b) .4975, multiplied by (c) .5025.  Subject to the last sentence of this Section 2.3, the “Penny Base Share Number” shall equal 61,920,092, which, as calculated on Schedule 2.3, represents the sum of:

(i)                                     the total number of shares of Penny Common Stock (including Restricted Penny Shares, whether or not vested) outstanding as of the date hereof multiplied by the Exchange Ratio;

(ii)                                  the total number of shares of Penny Common Stock subject to issuance upon the exercise or payment of any Penny Stock Options (whether vested or unvested) outstanding as of the date hereof multiplied by the Exchange Ratio;

(iii)                               the total number of shares of Penny Common Stock that would be issued (including Restricted Penny Shares, whether or not vested) or would be subject to issuance upon the exercise or payment of Penny Stock Options (whether vested or unvested) if Penny issued all of the Penny Stock Options and/or Restricted Penny Shares that it is permitted to issue pursuant to Section 5.1(c)(ii) of the Merger Agreement multiplied by the Exchange Ratio;

(iv)                              the total number of Red Lion Common Shares subject to issuance upon the exercise or payment of options or other rights to acquire Red Lion Common Shares expected to be issued to employees of Penny or Red Lion in connection with the Merger, whether before, at or after the Effective Time (other than Adjusted Options and Navy Adjusted Options);

(v)                                 the total number of shares of Red Lion Common Shares that will be subject to issuance upon the exercise or payment of any Navy Adjusted Options (whether vested or unvested) at the Effective Time if all of the Navy Stock Options outstanding as of the date hereof that are subject to conversion into Navy Adjusted Options at the Effective Time pursuant to Section 2.4(a) of the Merger Agreement are so converted; and

(vi)                              the total number of Adjusted Navy Restricted Shares, whether vested or unvested, that will be outstanding at the Effective Time if all of the Restricted Navy Shares outstanding as of the date hereof and subject to conversion into Adjusted Navy Restricted Shares at the Effective Time pursuant to Section 2.4(b) of the Merger Agreement are so converted.

Notwithstanding the foregoing, (x) if the parties reasonably determine that the calculation set forth on Schedule 2.3 is erroneous (whether because of a computational error, an error in counting the correct number of shares or other instruments, or any other reason) such that Navy has not been issued shares equal the number of shares intended by this Section 2.3, then the parties shall amend Schedule 2.3 to correct such error and the Penny Base Share Number shall be modified accordingly, (y) if Penny issues any shares of Penny Common Stock (including Restricted Penny Shares, whether or not vested), Penny Stock Options or other capital stock or securities, or Red Lion issues (with Penny’s consent if occurring prior to the Effective Time) any options or other rights to acquire Red Lion Common Shares to employees of Penny or Red Lion in connection with the Merger, in either case from and after the date hereof (other than (A) in an issuance pursuant to Section 5.1(c)(ii) of the Merger Agreement that the Merger Agreement expressly provides does not require the prior consent of Navy or (B) for shares already included in the calculation pursuant to clause (iv) above), or (z) if Navy, with the consent of Penny, such consent not to be unreasonably withheld, issues any Navy Stock Options or Restricted Navy Shares that are subject to conversion into Navy Adjusted Options or Adjusted Navy Restricted Shares, respectively, at the Effective Time pursuant to Section 2.4 of the Merger Agreement, then the Penny Base Share Number shall be increased by the number of such shares issued or subject to issuance, as applicable, and if necessary additional Red Lion Common Shares will be issued to Navy at or after the Effective Time, with effect retroactive to the Effective Time (including with respect to distributions paid on such Red Lion Common Shares from and after the Effective Time), in each case so that Navy has been issued shares equal to (a) the Penny Base Share Number as so revised, divided by (b) .4975, multiplied by (c) .5025.

Section 2.4                                    Transfer of the Red Lion Business.

(a)                                 Agreements to be Delivered by Navy.  On the Separation Date, Navy will deliver, or will cause its appropriate Subsidiaries to deliver, to Red Lion all of the following instruments:

(i)                                                                         an Employee Benefits Agreement in the form attached hereto as Exhibit A in all material respects (the “Employee Benefits Agreement”), duly executed by the members of the Navy Group party thereto;

(ii)                                                                      a Transition Services Agreement in the form attached hereto as Exhibit B in all material respects (the “Red Lion TSA”), duly executed by the members of the Navy Group party thereto;

(iii)                                                                   a Transition Services Agreement in the form attached hereto as Exhibit C in all material respects (the “Navy TSA” and, together with the Red Lion TSA, the “TSAs”), duly executed by the members of the Navy Group party thereto;

(iv)                                                                  a Tax Matters Agreement in the form attached hereto as Exhibit D in all material respects (the “Tax Matters Agreement”), duly executed by the members of the Navy Group party thereto;

(v)                                                                     a Global Alliance Agreement in the form attached hereto as Exhibit E in all material respects (the “Alliance Agreement”), duly executed by the members of the Navy Group party thereto;

(vi)                                                                  a Registration Rights Agreement in the form attached hereto as Exhibit F in all material respects (the “Registration Rights Agreement”), duly executed by the members of the Navy Group party thereto;

(vii)                                                               resignations of each of the individuals who serve as an officer or director of any member of the Red Lion Group including those as set forth on Schedule 2.4(a)(vii) in their capacity as such and the resignations of any other Persons that will be employees of any member of the Navy Group after the Separation Time and that are directors or officers of any member of the Red Lion Group, to the extent requested by Red Lion; and

(viii)                                                            all necessary Transfer Documents as described in Section 2.5 and Section 2.6.

(b)                                 Agreements to be Delivered by Red Lion.  On the Separation Date, Red Lion will deliver, or will cause its Subsidiaries to deliver, as appropriate, to Navy all of the following instruments:

(i)                                                                         in each case where any member of the Red Lion Group is a party to any Ancillary Agreement, a counterpart of such Ancillary Agreement duly executed by the member of the Red Lion Group party thereto; and

(ii)                                                                      all necessary Transfer Documents as described in Section 2.5 and Section 2.6.

Section 2.5                                    Transfer of Red Lion Assets and Assumption of Red Lion Liabilities.  In furtherance of the Conveyance of Red Lion Assets and the assumption of Red Lion Liabilities as provided in Section 1.1:  (a) Navy will, and will cause its Subsidiaries, to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, Conveyance and assignment, as and to the extent reasonably necessary to evidence the Conveyance of all of Navy’s and its Subsidiaries’ (other than Red Lion and its Subsidiaries) right, title and interest in and to the Red Lion Assets to Red Lion and its Subsidiaries and (b) Red Lion will execute and deliver such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Red Lion Liabilities by Red Lion.  All of the foregoing documents contemplated by this Section 2.5 will be referred to, collectively, herein as the “Navy Transfer Documents.”  For the avoidance of doubt, the obligations with respect to the Conveyance of Red Lion Assets and the assumption of Red Lion Liabilities provided in Section 1.1, and the execution and delivery of documents provided in this Section 2.5, does not extend to the Conveyance of, or execution or delivery of documents with respect to, any Red Lion Assets that are already held as of the Separation Time by Red Lion or a Red Lion Entity (which Red Lion

Asset will continue to be held by Red Lion or such Red Lion Entity) or any Red Lion Liabilities that as of the Separation Time is already a Liability of Red Lion or a Red Lion Entity (which Red Lion Liability will continue to be a Liability of Red Lion or such Red Lion Entity).

Section 2.6                                    Transfer of Excluded Assets; Assumption of Excluded Liabilities.  In furtherance of the Conveyance of Excluded Assets and the assumption of Excluded Liabilities provided in Section 1.2:  (a) Red Lion will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, Conveyance and assignment as and to the extent reasonably necessary to evidence the Conveyance of all of Red Lion’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to Navy and its Subsidiaries and (b) Navy will execute and deliver such assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by Navy.  All of the foregoing documents contemplated by this Section 2.6 will be referred to, collectively, herein as the “Red Lion Transfer Documents” and, together with the Navy Transfer Documents, the “Transfer Documents.”

Section 2.7                                    Working Capital Adjustment.

(a)                                 At least five days prior to the Separation Date, Red Lion will prepare and deliver to Navy a statement setting forth a good-faith estimate of the Adjustment Amount (such estimate, the “Estimated Closing Adjustment Statement”).  On the Separation Date, (i) if the Estimated Adjustment Payment, if any, is positive, Red Lion shall pay to Navy the Estimated Adjustment Payment by wire transfer of immediately available funds to a bank account designated by Navy and (ii) if the Estimated Adjustment Payment, if any, is negative, Navy shall pay to Red Lion the absolute value of the Estimated Adjustment Payment by wire transfer of immediately available funds to a bank account designated by Red Lion.  The “Estimated Adjustment Payment” will be equal to the Adjustment Amount set forth in the Estimated Closing Adjustment Statement.

(b)                                 Within 60 days following the Separation Date, Red Lion will prepare and deliver to Navy a statement setting forth the Adjustment Amount (the “Closing Adjustment Statement”).  Upon the reasonable request of Red Lion, Navy will provide (or will cause a member of the Navy Group to provide) to Red Lion and its accountants access to the books and records, any other information, including working papers of its accountants, and to any employees of Navy or any other member of the Navy Group necessary for Red Lion to prepare the Closing Adjustment Statement, to respond to any Navy Objection and to prepare materials for presentation to the Accounting Firm in connection with this Section 2.7 and Navy will otherwise cooperate with and assist Red Lion as may be reasonably necessary to carry out the purposes of this Section 2.7.

(c)                                  For a period of 45 days after delivery of the Closing Adjustment Statement, Red Lion will make available to Navy all books, records, work papers, personnel (including their accountants and employees) and other materials and sources used by Red Lion to prepare the Closing Adjustment Statement and not already in the possession or under the control of Navy.  The Closing Adjustment Statement will be binding and conclusive upon, and deemed accepted by, Navy unless Navy has notified Red Lion in writing within 45 days after delivery of the Closing Adjustment Statement of any good faith objection thereto (the “Navy Objection”).  Any

Navy Objection will set forth a description of the basis of the Navy Objection and the adjustments to the line items reflected on the Closing Adjustment Statement which Navy believes should be made.  Any items not disputed during the foregoing 45-day period will be deemed to have been accepted by Navy.

(d)                                 If Navy and Red Lion are unable to resolve any of their disputes with respect to the Closing Adjustment Statement within 30 days following Red Lion’s receipt of the Navy Objection to such Closing Adjustment Statement pursuant to Section 2.7(c), they will refer their remaining differences to a nationally recognized firm of independent public accountants as to which Navy and Red Lion mutually agree (the “Accounting Firm”) for a decision, which decision will be final and binding on the Parties.  The Accounting Firm will act as an expert and not an arbitrator and will address only those items in dispute, in accordance with any provisions or policies set forth herein and in the Accounting Exhibit, and for each item may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party.  Any expenses relating to the engagement of the Accounting Firm will be shared equally by Navy, on one hand, and Red Lion, on the other hand.

(e)                                  The Closing Adjustment Statement will become final and binding on the Parties upon the earliest of (i) if no Navy Objection has been given, the expiration of the period within which Navy must make its objection pursuant to Section 2.7(e), (ii) agreement in writing by Navy and Red Lion that the Closing Adjustment Statement, together with any modifications thereto agreed by Navy and Red Lion, will be final and binding, and (iii) the date on which the Accounting Firm issues its written determination with respect to any dispute relating to such Closing Adjustment Statement.  The Closing Adjustment Statement, as submitted by Red Lion if no timely Navy Objection has been given, as adjusted pursuant to any agreement between the Parties or as determined pursuant to the decision of the Accounting Firm, when final and binding on all Parties and upon which a judgment may be entered by a court of competent jurisdiction, is herein referred to as the “Final Closing Adjustment Statement.”

(f)                                                     Within five Business Days following issuance of the Final Closing Adjustment Statement, the adjustment payment payable pursuant to this Section 2.7(f) (the “Adjustment Payment”) will be paid by wire transfer of immediately available funds to a bank account designated by Navy or Red Lion, as the case may be.  The “Final Adjustment Payment” will be equal to the Adjustment Amount as reflected on the Final Adjustment Statement.  The Adjustment Payment will be equal to the Final Adjustment Payment minus the Estimated Adjustment Payment.  The Adjustment Payment, if any, will be payable by Red Lion to Navy, if positive, and if the Adjustment Payment is negative, an amount equal to the absolute value of such Adjustment Payment will be payable by Navy to Red Lion.  The Parties acknowledge that the provisions of this Section 2.7 are intended to implement the agreement of the Parties that cash generated by the Red Lion Group through the Separation Time is for the benefit of Navy and its shareholders.  The Parties further acknowledge that prior to the Separation Time they may cause cash of the Red Lion Group to be transferred to Navy.

ARTICLE III

MUTUAL RELEASES; INDEMNIFICATION

Section 3.1                                    Release of Pre-Separation Time Claims.

(a)                                 Red Lion Release.  Except as provided in Section 3.1(c), effective as of the Separation Time, Red Lion, for itself and each other member of the Red Lion Group, and their respective successors and assigns, remises, releases and forever discharges the Navy Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Separation Time or any conditions existing or alleged to have existed at or before the Separation Time, including in connection with the transactions and all other activities to implement the Red Lion Restructuring and the Recapitalization.

(b)                                 Navy Release.  Except as provided in Section 3.1(c), effective as of the Separation Time, Navy, for itself and each other member of the Navy Group, and their respective successors and assigns, remises, releases and forever discharges the Red Lion Indemnitees from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Separation Time or any conditions existing or alleged to have existed at or before the Separation Time, including in connection with the transactions and all other activities to implement any of the Red Lion Restructuring and the Recapitalization.

(c)                                  No Impairment.  Nothing contained in Section 3.1(a) or Section 3.1(b) releases or will release any Person from (nor impairs or will impair any right of any Person to enforce the applicable agreements, arrangements, commitments or understandings relating thereto):

(i)                                                                         any Liability provided in or resulting from any agreement among any members of the Navy Group or the Red Lion Group that is specified in Section 1.6(b) or the applicable schedules thereto as not to terminate as of the Separation Time, or any other Liability specified in such Section 1.6(b) as not to terminate as of the Separation Time;

(ii)                                                                      any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with this Agreement or any other Ancillary Agreement, or any other Liability of any member of any Group under this Agreement or any other Ancillary Agreement;

(iii)                                                                   any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Separation Time;

(iv)                                                                  any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v)                                                                     any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, which Liability is governed by the provisions of this Article III, Section 4.2 and Section 4.3 and any applicable provisions of the Ancillary Agreements (including, for the avoidance of doubt, any Liability for pre-Closing Taxes governed by the Tax Matters Agreement) or the Merger Agreement; or

(vi)                                                                  any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 3.1.

(d)                                 No Actions as to Released Pre-Separation Time Claims.  Red Lion will not, and will cause its Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Navy or any member of the Navy Group, or any other Person released pursuant to Section 3.1(a), with respect to any Liabilities released pursuant to Section 3.1(a).  Navy will not, and will cause each other member of the Navy Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Red Lion or any member of the Red Lion Group, or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).

(e)                                  General Intent.  It is the intent of each of Navy and Red Lion, by virtue of the provisions of this Section 3.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Separation Time, between or among Red Lion or any member of the Red Lion Group, on the one hand, and Navy or any member of the Navy Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Separation Time), except as expressly set forth in Section 3.1(c).  At any time, at the request of any other Party, each Party will cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

Section 3.2                                    Indemnification By the Red Lion Group.  Without limiting or otherwise affecting the indemnity provisions of the Ancillary Agreements, from and after the Separation Time, Red Lion, and each member of the Red Lion Group, will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Navy Indemnitees from and against, and will reimburse such Navy Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to, at or following the Separation Time, out of any of the following items (without duplication):

(a)                                 the Red Lion Liabilities and the Liabilities of the Red Lion Group, including the failure of Red Lion or any other member of the Red Lion Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities;

(b)                                 any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Red Lion Group by Navy or any of its Subsidiaries (other than any member of the Red Lion Group) that survives following the Separation Time;

(c)                                  any breach by Red Lion or any other member of the Red Lion Group of any obligations to be performed by such Persons pursuant to this Agreement or the Employee Benefits Agreement subsequent to the Separation Time; and

(d)                                 the enforcement by the Navy Indemnitees of their rights to be indemnified, defended and held harmless under this Section 3.2.

Section 3.3                                    Indemnification By Navy.  Without limiting or otherwise affecting the indemnity provisions of the Ancillary Agreements or the Merger Agreement, from and after the Separation Time, Navy, and each member of the Navy Group, will, on a joint and several basis, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Red Lion Indemnitees from and against, and will reimburse such Red Lion Indemnitee with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Separation Time, out of any of the following items (without duplication):

(a)                                 the Excluded Liabilities and the Liabilities of the Navy Group, including the failure of Navy or any other member of the Navy Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full such Liabilities;

(b)                                 any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Navy Group by Red Lion or any of its Subsidiaries (other than any member of the Navy Group) that survives following the Separation Time;

(c)                                  any breach by Navy or any other member of the Navy Group of any obligations to be performed by such Persons pursuant to this Agreement or the Employee Benefits Agreement subsequent to the Separation Time;

(d)                                 the enforcement by the Red Lion Indemnitees of their rights to be indemnified, defended and held harmless under this Section 3.3; and

(e)                                  the termination of, or failure to meet requirements under, the agreements set forth in Schedule 3.3(e).

Section 3.4                                    Payments; Reductions for Insurance Proceeds and Other Recoveries.

(a)                                 Payments.  Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article III will be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.  The indemnity agreements contained in this Article III will remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder and (iii) any termination of this Agreement.

(b)                                 Insurance Proceeds.  The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Section 3.2 or Section 3.3, as applicable, will be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from third parties (including any captive insurance companies of the Indemnifying Party or its Affiliates) by or on behalf of such Indemnitee in respect of the related Loss (net of increased insurance premiums and charges related directly and solely to the related indemnifiable Losses and costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with seeking to collect and collecting such amounts).  The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any indemnifiable Loss will not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party.  Rather, the Indemnifying Party will make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third party.  Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party will be (i) entitled to a “windfall” or other benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or otherwise have any subrogation rights with respect thereto, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(c)                                  Tax Treatment of Payments.  In the absence of a Final Determination to the contrary, any amount payable by Red Lion to Navy under this Agreement will be treated as occurring immediately prior to the Red Lion Restructuring, as an inter-company distribution, and any amount payable by Navy to Red Lion under this Agreement will be treated as occurring immediately prior to the Red Lion Restructuring, as a contribution to capital.

Section 3.5                                    Procedures for Defense, Settlement and Indemnification of Third-Party Claims.

(a)                                 Direct Claims.  Any claim on account of indemnifiable Losses that does not involve a Third-Party Claim will be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought.  The failure by any Indemnitee so to give notice as provided in this Section 3.5(a) will not relieve the Indemnifying Party of its obligations under this Article III, except to the extent that the Indemnifying Party has been actually prejudiced by such failure to give notice.

(b)                                 Third-Party Claims.

(i)                                                                         Notice Of Claims.  If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority) who is not a member of the Navy Group or Red Lion Group or any of their respective Affiliates of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (collectively, a “Third-Party Claim”), such Indemnitee will give such Indemnifying Party prompt written notice (a “Claims Notice”) thereof but in any event within 15 calendar days after becoming aware of such Third-Party Claim.  Any such notice will describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.  Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 3.5(b)(i) will not relieve the Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such delay or failure to give notice.

(ii)                                                                      Opportunity to Defend.  The Indemnifying Party has the right, exercisable by written notice to the Indemnitee within 30 days after receipt of a Claims Notice from the Indemnitee of the commencement or assertion of any Third-Party Claim in respect of which indemnity may be sought under this Article III, to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that the (A) defense of such Third-Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnitee, (1) if Navy is the Indemnifying Party, affect Penny or any of its Controlled Affiliates (including after the Merger, any member of the Red Lion Group) in an adverse manner and (2) if Red Lion is the Indemnifying Party, affect Navy or any of its Controlled Affiliates in an adverse manner; and (B) the Third-Party Claim solely seeks (and continues to seek) monetary damages (the conditions set forth in clauses (A) and (B) are, collectively, the “Litigation Conditions”).  If the Indemnifying Party does not assume the defense of a Third-Party Claim in accordance with this Section 3.5(b), the Indemnitee may continue to defend the Third-Party Claim.  If the Indemnifying Party has assumed the defense of a Third-Party Claim as provided in this Section 3.5(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (x) either of the Litigation Conditions ceases to be met or (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense.  The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement.  The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee, consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim that (I) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a complete release from all liability in respect of such Third-Party Claim, (II) provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates, or (III) in the reasonable opinion of the Indemnitee, would otherwise adversely affect the Indemnitee or any of its Affiliates.  The Indemnitee may settle any Third-Party Claim, the defense of which has not been assumed by the Indemnifying Party, only with the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

Section 3.6                                    Additional Matters.

(a)                                 Cooperation in Defense and Settlement.  With respect to any Third-Party Claim for which Red Lion, on the one hand, and Navy, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith.  The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b)                                 Certain Actions.  Notwithstanding anything to the contrary set forth in Section 3.5, Navy may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions pending at the Separation Time which relate to or arise out of the Red Lion Business, the Red Lion Assets or the Red Lion Liabilities if such Action also relates to the Excluded Assets and Excluded Liabilities and a member of the Navy Group is also named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the Red Lion Business, the Red Lion Assets or the Red Lion Liabilities); provided that (i) Navy will consult with Red Lion on a regular basis with respect to strategy and developments with respect to any such Action, (ii) if Navy fails to take reasonable steps necessary to defend diligently such Action, Red Lion may assume such defense, and Navy will be liable for all reasonable costs or expenses paid or incurred in connection with such defense, (iii) Red Lion has the right to participate in (but, subject to clause (ii) above, not control) the defense of such Action, and (iv) Navy must obtain the written consent of Red Lion, such consent not to be unreasonably withheld or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would (A) provide for injunctive or other nonmonetary relief affecting Red Lion or any of its Affiliates, or (B) in the reasonable opinion of Red Lion, would otherwise adversely affect Red Lion or any of its Affiliates.  After any such compromise, settlement, consent to entry of judgment or entry of judgment, Navy and Red Lion will agree upon a reasonable allocation to Red Lion and Red Lion will be responsible for or receive, as the case may be, Red Lion’s proportionate share of any such compromise, settlement, consent or judgment attributable to the Red Lion Business, the Red Lion Assets or the Red Lion Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same.

(c)                                  Substitution.  In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant.  If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article III will not be affected.

(d)                                 Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person.  Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)                                  Not Applicable to Taxes.  Except for Section 3.4(c) and as otherwise specifically provided herein, this Agreement will not apply to Taxes (which are covered by the Tax Matters Agreement).  In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement will prevail.

(f)                                   Environmental Claims.  In the event of any claim pursuant to Section 3.3 with respect to the presence or release of any Hazardous Materials on any real property owned or operated by Penny, Red Lion or any Affiliate thereof, (i) Navy has the right, exercisable by written notice to the Red Lion Indemnitee, to assume control of and conduct any investigation or remedial action with respect thereto, (ii) Penny shall grant Navy reasonable access to such real property to perform any such investigation or remedial action, (iii) such investigation or remedial action shall be conducted in a manner that does not unreasonably interfere with the use of such real property, and (iv) if Navy determines that remedial action is required pursuant to Environmental Law, Penny hereby consents to the use of any engineered barriers or institutional controls that would not unreasonably interfere with Penny’s future use of such real property; provided that (A) Navy will consult with the Red Lion Indemnitee on a regular basis with respect to any material developments in such investigation or remedial action, (B) in the event that Navy receives a written notice of violation from the applicable Governmental Authority alleging a material failure by Navy to perform any such investigation or remedial action and Navy fails to cure such alleged violation within a reasonable period of time (which in no event shall be less than 120 days after the receipt of such written notice), Red Lion has the right, exercisable by reasonable written notice from the Red Lion Indemnitee to Navy, to assume control of such investigation or remedial action to the extent related to such notice of violation, and Navy will be liable for all reasonable costs or expenses paid or incurred by Red Lion in connection with such investigation or remedial, (C) Red Lion has the right to participate in (but, subject to clauses (i) through (iv) above, not control) any such investigation or remedial action at its cost and (D) Navy must obtain the written consent of Red Lion, such consent not to be unreasonably withheld or delayed, with respect to the use of any engineered barriers or institutional controls in any such investigation or remedial action.

Section 3.7                                    Exclusive Remedy.  Each of Red Lion and Navy intends and hereby agrees that this Article III sets forth the exclusive remedy of the Parties following the Separation Time for any Losses arising out of any breach of the covenants or agreements of the Parties contained in this Agreement, except that nothing contained in this Section 3.7 will impair any right of any Person (a) to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from fraud; (b) to specific performance under this Agreement; and (c) to equitable relief as provided in Section 5.15 or in any Ancillary Agreement.  In furtherance of the foregoing, each of the Parties hereto hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other Party in connection herewith, arising under or based upon any Law other than the right to seek indemnity pursuant to this Article III and the right to seek the relief described in clauses (a), (b) and (c) of the preceding sentence.

Section 3.8                                    Survival of Indemnities.  The rights and obligations of each of Navy and Red Lion and their respective Indemnitees under this Article III will survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1                                    Further Assurances.  Subject to the limitations of Section 1.7:

(a)                                 In addition to the actions specifically provided for elsewhere in this Agreement or in any Ancillary Agreement, each of the Parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, at and after the Separation Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.

(b)                                 Without limiting the generality of Section 4.1(a), where the cooperation of third parties such as insurers or trustees would be necessary in order for a Party to completely fulfill its obligations under this Agreement or the Ancillary Agreements, such Party will use commercially reasonable efforts to cause such third parties to provide such cooperation.  If any Affiliate of Navy or Red Lion is not a party to this Agreement or, as applicable, any Ancillary Agreement, and it becomes necessary or desirable for such Affiliate to be a party hereto or thereto to carry out the purpose hereof or thereof, then Navy or Red Lion, as applicable, will cause such Affiliate to become a party hereto or thereto or cause such Affiliate to undertake such actions as if such Affiliate were such a party.

(c)                                  Prior to the Separation Time, in the event that the Parties identify any tangible Asset (which, for the avoidance of doubt, excludes any Assets that constitute Intellectual Property) that (i) is owned by a member of the Navy Group, (ii) is not included in the Red Lion Assets or will otherwise be made available to the Red Lion Business pursuant to the Red Lion TSA or any of the other Ancillary Agreements, (iii) is not used primarily in, or held primarily for the benefit of, the Red Lion Business and (iv) is necessary to manufacture products of the Red Lion Business in a manner consistent with the manner in which they have manufactured as of the date hereof, the Parties will reasonably cooperate and negotiate in good faith to identify a mutually acceptable, commercially reasonable arrangement pursuant to which such Asset will be made available to the Red Lion Business subsequent to the Separation Time for a reasonable period of time.

Section 4.2                                    Agreement For Exchange of Information.

(a)                                 Generally.  Except as otherwise provided in the TSAs and except as provided in the last sentence of this Section 4.2(a), each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Separation Time and until the later of (x) the sixth anniversary of the Separation Time and (y) the expiration of the relevant statute of limitations period, if applicable, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control.  Each of

Navy and Red Lion agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 4.2.  The obligations set forth in this Section 4.2(a) with respect to the data required for worker’s compensation claim handling and filings will survive the sixth anniversary time period herein and will instead survive indefinitely.

(b)                                 Financial Information for Navy.  Without limitation to Section 4.2(a), until the end of the first full fiscal year occurring after the Closing Date (and for a reasonable period of time afterwards as required by Law for Navy to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the Red Lion Group were consolidated with those of Navy), Red Lion will use its reasonable best efforts to enable Navy to meet its timetable for dissemination of its financial statements and to enable Navy’s auditors to timely complete their annual audit and quarterly reviews of financial statements.  As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Red Lion will authorize and direct its auditors to make available to Navy’s auditors, within a reasonable time prior to the date of Navy’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Red Lion and (y) work papers related to such annual audits and quarterly reviews, to enable Navy’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Red Lion’s auditors as it relates to Navy’s auditors’ opinion or report and (ii) until all governmental audits are complete, Red Lion will provide reasonable access during normal business hours for Navy’s internal auditors, counsel and other designated representatives to (x) the premises of Red Lion and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Red Lion and its Subsidiaries and (y) the officers and employees of Red Lion and its Subsidiaries, so that Navy may conduct reasonable audits relating to the financial statements provided by Red Lion and its Subsidiaries; provided, however, that such access will not be unreasonably disruptive to the business and affairs of the Red Lion Group.

(c)                                  Financial Information for Red Lion.  Without limitation to Section 4.2(a), until the end of the second full fiscal year occurring after the Closing Date (and for a reasonable period of time afterwards or as required by Law), Navy will use its reasonable best efforts to enable Red Lion to meet its timetable for dissemination of its financial statements and to enable Red Lion’s auditors to timely complete their annual audit and quarterly reviews of financial statements.  As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Navy will authorize and direct its auditors to make available to Red Lion’s auditors, within a reasonable time prior to the date of Red Lion’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Navy and (y) work papers related to such annual audits and quarterly reviews, to enable Red Lion’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Navy’s auditors as it relates to Red Lion’s auditors’ opinion or report and (ii) until all governmental audits are complete, Navy will provide reasonable access during normal business hours for Red Lion’s internal auditors, counsel and other designated representatives to (x) the premises of Navy and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Navy and its

Subsidiaries and (y) the officers and employees of Navy and its Subsidiaries, so that Red Lion may conduct reasonable audits relating to the financial statements provided by Navy and its Subsidiaries; provided, however, that such access will not be unreasonably disruptive to the business and affairs of the Navy Group.

(d)                                 Certifications.  In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the U.S. Securities and Exchange Commission) of Navy to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, Red Lion will, within a reasonable period of time following a request from Navy in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide Navy with certifications of such officers in support of the certifications of Navy’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to Navy’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Closing occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Closing occurs and Navy’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Closing occurs.  Such certifications will be provided in substantially the same form and manner as such Red Lion officers provided prior to the Closing (reflecting any changes in certifications necessitated by the Red Lion Restructuring or the Recapitalization or and any other transactions related thereto) or as otherwise agreed upon between Navy and Red Lion.

(e)                                  Limitations of Liability.  Neither Party will have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person.

(f)                                   Ownership of Information.  Any Information owned by a Party that is provided to the other Party pursuant to this Section 4.2 remains the property of the Party that owned and provided such Information.  Each Party will, and will cause members of their respective Groups to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 4.2 and that is transferred or sold to a third-party or otherwise disposed of in accordance with Section 4.2(g), unless required by Law to retain such materials.

(g)                                  Record Retention.  Each Party agrees to use its commercially reasonable efforts to retain all Information that relates to the operations of the Red Lion Business in its respective possession or control at the Separation Time in accordance with the policies of Navy as in effect on the Separation Time or such other policies as may be adopted by Navy thereafter (provided, in the case of Red Lion, that Navy notify Red Lion of any such change).  No Party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other Party may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in Navy’s retention policies without first using its commercially reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession or make copies of such Information prior to such destruction.  Notwithstanding the foregoing, Section 7.02 of the Tax Matters Agreement will govern the retention of Tax Returns, schedules and work papers and all material records or other documents relating thereto.

(h)                                 Other Agreements Providing for Exchange of Information.  The rights and obligations granted under this Section 4.2 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement, the Confidentiality Agreement and any Ancillary Agreement.

(i)                                     Costs of Providing Information.  Each Party will be responsible for paying the fees and expenses incurred by it in connection with complying with the provisions of this Section 4.2.

(j)                                    Production of Witnesses; Records; Cooperation.

(i)                                                                         After the Separation Time, except in the case of any Action by one Party or its Affiliates against another Party or its Affiliates, each Party will use its commercially reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The requesting Party agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, incurred in connection therewith.

(ii)                                                                      If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party will make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and will otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(iii)                                                                   Without limiting the foregoing, the Parties will cooperate and consult to the extent reasonably necessary with respect to Third-Party Claims.

(iv)                                                                  Without limiting any provision of this Section 4.2(j), each of the Parties will cooperate, and will cause each member of its respective Group to cooperate, with each other in the defense of any claim that the Red Lion Business infringes Intellectual Property of any third Person or that challenges the validity of any Intellectual Property licensed to any Party pursuant to this Agreement or any Ancillary Agreement, and no Party will claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement, validity or similar claim or challenge except as required by Law.

(v)                                                                     The obligation of the Parties to provide witnesses pursuant to this Section 4.2(j) is intended to be interpreted in a manner so as to facilitate cooperation and will include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict.

(vi)                                                                  In connection with any matter contemplated by this Section 4.2(j), the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

(k)                                 Restrictions.  Except as expressly provided in this Agreement or the Ancillary Agreements, no Party or member of such Party’s Group hereunder grants or confers rights of license in any Information owned by any member of such Party’s Group to any member of the other Party’s Group hereunder.

Section 4.3                                    Privileged Matters.

(a)                                 The respective rights and obligations of the Parties to maintain, preserve, assert or waive any or all privileges belonging to either Party or its Subsidiaries with respect to the Red Lion Business or the Non-Red Lion Business, including the attorney-client and work product privileges (collectively, “Privileges”), will be governed by the provisions of this Section 4.3.  With respect to Privileged Information of Navy, Navy will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Red Lion will not take any action (or permit any member of its Group to take action) without the prior written consent of Navy that could result in any waiver of any Privilege that could be asserted by Navy or any member of its Group under applicable Law and this Agreement.  With respect to Privileged Information of Red Lion arising after the Separation Time, Red Lion will have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Navy will take no action (nor permit any member of its Group to take action) without the prior written consent of Red Lion that could result in any waiver of any Privilege that could be asserted by Red Lion or any member of its Group under applicable Law and this Agreement.  The rights and obligations created by this Section 4.3 will apply to all Information as to which a Party or its respective Groups would be entitled to assert or have asserted a Privilege without regard to the effect, if any, of the Red Lion Restructuring or the Recapitalization (“Privileged Information”).

(b)                                 Privileged Information of Navy and its Group includes (i) any and all Information regarding the Non-Red Lion Business and the Navy Group (other than Information relating to the Red Lion Business (“Red Lion Information”)), whether or not such Information (other than Red Lion Information) is in the possession of Red Lion or any Affiliate thereof, (ii) all communications subject to a Privilege between counsel for Navy (other than counsel for the Red Lion Business) (including any person who, at the time of the communication, was an employee of Navy or its Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of Penny, Red Lion or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Navy, regardless of whether such employee is or becomes an employee of Red Lion or any Affiliate thereof, and (iii) all Information generated, received or arising after the Separation Time that refers or relates to and discloses Privileged Information of Navy or its Group generated, received or arising prior to the Separation Time.

(c)                                  Privileged Information of Red Lion and its Group includes (i) any and all Red Lion Information, whether or not it is in the possession of Navy or any member of its Group, (ii) all communications subject to a Privilege between counsel for the Red Lion Business (including any person who, at the time of the communication, was an employee of Navy or its Group in the capacity of in-house counsel, regardless of whether such employee is or remains an employee of Navy or any Affiliate thereof) and any person who, at the time of the communication, was an employee of Navy, Red Lion or any member of either Group or the Red Lion Business regardless of whether such employee was, is or becomes an employee of Navy or any of its Subsidiaries, and (iii) all Information generated, received or arising after the Separation Time that refers or relates to and discloses Privileged Information of Red Lion or its Group generated, received or arising after the Separation Time.

(d)                                 Upon receipt by Navy or Red Lion, or any of their respective Affiliates, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Navy or Red Lion, or any of their respective Affiliates, as the case may be, obtains knowledge that any current or former employee of Navy or Red Lion, or any of their respective Affiliates, as the case may be, receives any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Navy or Red Lion, as the case may be, will promptly notify the relevant other Party of the existence of the request and will provide such other Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 4.3 or otherwise to prevent the production or disclosure of Privileged Information.  Navy or Red Lion, as the case may be, will not, and will cause their respective Affiliates not to, produce or disclose to any third party any of the other Party’s Privileged Information under this Section 4.3 unless (i) the other Party has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(e)                                  Navy’s transfer of books and records pertaining to the Red Lion Business and other Information to Red Lion, Navy’s agreement to permit Red Lion to obtain Information existing prior to the Red Lion Restructuring, Red Lion’s transfer of books and records pertaining to Navy, if any, and other Information to Navy and Red Lion’s agreement to permit Navy to obtain Information existing prior to the Red Lion Restructuring are made in reliance on Navy’s and Red Lion’s respective agreements, as set forth in Section 4.2 and this Section 4.3, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Navy or Red Lion, as the case may be.  The access to Information, witnesses and individuals being granted pursuant to Section 4.2 and the disclosure to Red Lion and Navy of Privileged Information relating to the Red Lion Business or the Non-Red Lion Business pursuant to this Agreement in connection with the Red Lion Restructuring will not be asserted by Navy or Red Lion to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 4.3 or otherwise.  Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to Navy and Red Lion in, or the obligations imposed upon Navy and Red Lion by, this Section 4.3.

Section 4.4                                    Intellectual Property Assignment/Recordation.  Each Party will be responsible for, and will pay all expenses (whether incurred before, at or after the Separation Time) involved in notarization, authentication, legalization and/or consularization of the signatures of any representatives of its Group on any of the Transfer Documents relating to the transfer of Intellectual Property.  Red Lion will be responsible for, and will pay, all expenses (whether incurred before, at or after the Separation Time) incurred in connection with the transfer of licenses or procurement of new licenses from third parties as may be necessary or advisable in connection with the Transfer Documents relating to the transfer of Intellectual Property to Red Lion.  Red Lion will be responsible for, and will pay, all expenses (whether incurred before, at or after the Separation Time) relating to, the recording of any such Transfer Documents relating to the transfer of Intellectual Property to any member of the Red Lion Group with any Governmental Authorities as may be necessary or appropriate.

Section 4.5                                    Use of Names of the Navy Group by Red Lion.  Except as allowed under the Alliance Agreement, from and after the Separation Time, Red Lion will take all actions necessary to assure that no member of the Red Lion Group operates the Red Lion Business utilizing, based on or taking advantage of the name, reputation, Trademarks or goodwill of any member of the Navy Group; provided that Penny and members of the Red Lion Group may refer to the Navy Group and Trademarks of the Navy Group in connection with describing the historical relationship of the Red Lion Group to the Navy Group.  In addition, Red Lion and each member of the Red Lion Group may use products, product labeling, packaging, advertising, sale and promotional materials, printed stationery, brochures and literature bearing any of the corporate names, Trademarks or consumer information telephone numbers of the Navy Group after the Separation Time; provided, that Red Lion will, and will cause each member of the Red Lion Group to, cease use of products, product labeling, packaging, advertising, sale and promotional materials, printed stationery, brochures and literature bearing any of the corporate names, Trademarks or consumer information telephone numbers beginning on the first anniversary of the Separation Time; provided, further, that there will be no time limit with respect to Red Lion’s sale of products bearing the corporate name, Trademarks or consumer information telephone numbers or that use any packaging bearing that same included in the Red Lion Inventory.  The Red Lion Group will use commercially reasonable efforts to cease the sale or use of such products, product labeling or packaging as promptly as reasonably practicable following the Separation Time, consistent with their ordinary course of business.  Red Lion will, and will cause each member of the Red Lion Group to, maintain quality standards for products of the Red Lion Business not materially different from those maintained by the Red Lion Business prior to the Separation Time for so long as any member of the Red Lion Group continues to sell or use any products, product labeling, packaging, advertising, sales or promotional materials bearing the corporate names, Trademarks or consumer information telephone numbers of any member of the Navy Group.

Section 4.6                                    Removal of Tangible Assets.

(a)                                 Except as may be otherwise provided in the TSA, or otherwise agreed to by the Parties, all tangible Red Lion Assets that are located at any Non-Red Lion Facilities will be moved as promptly as practicable after the Separation Time from such facilities, at Navy’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Navy Group and to not cause damage to such facility, and such member of the Navy Group will provide reasonable access to such facility to effectuate same.  Red Lion will remove any Red Lion Assets that remain at any such facilities in connection with the performance of services under the TSAs as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

(b)                                 Except as may be otherwise provided in the TSAs or otherwise agreed to by the Parties, all tangible Excluded Assets that are located at any of the Red Lion Facilities will be moved as promptly as practicable after the Separation Time from such facilities, at Navy’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Red Lion Group and to not cause damage to such Red Lion Facility, and such member of the Red Lion Group will provide reasonable access to such Red Lion Facility to effectuate such movement.  Navy will remove any Excluded Assets that remain at any such Red Lion Facilities in connection with the performance of services under the TSAs as promptly as practicable after the termination of such service pursuant to the same terms and conditions stated in the immediately preceding sentence.

Section 4.7                                    Insurance.

(a)                                 Rights Under Policies.  Notwithstanding any other provision of this Agreement, from and after the Separation Date, none of Red Lion nor any other member of the Red Lion Group will have any rights whatsoever with respect to any Policies, except that (i) Navy will, if requested by Red Lion, use commercially reasonable efforts to assert, on behalf of Red Lion, claims for any loss, liability or damage with respect solely to the Red Lion Assets or Red Lion Liabilities under Policies with third-party insurers or SOL Insurance Ltd. which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Separation Date to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow, and (ii) Navy will, if requested by Red Lion, use commercially reasonable efforts to continue to prosecute, on behalf of Red Lion, claims with respect solely to Red Lion Assets or Red Lion Liabilities properly asserted with an insurer prior to the Separation Date under Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Separation Date to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided that in the case of both clauses (i) and (ii) above, (A) all of Navy’s and each member of the Navy Group’s costs and expenses incurred in connection with the foregoing are promptly paid by Red Lion, (B) Navy and the Navy Group may, at any time, without Liability or obligation to Red Lion or any member of the Red Lion Group (other than as set forth in Section 4.7(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims will be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) any such claim will be subject to all of the terms and conditions of the applicable Policy and (D) Red Lion promptly pays to Navy any applicable deductible.

(b)                                 Assistance by Navy.  Until the one-year anniversary of the Separation Time and as requested by Red Lion, Navy will use commercially reasonable efforts to assist Red Lion in connection with any efforts by Red Lion to acquire insurance coverage with respect to the Red Lion Business for incidents occurring prior to the Separation Date, as described in Section 4.7(a); provided, that all of Navy’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by Red Lion.

(c)                                  Navy Actions.  In the event that after the Separation Date, Navy or any member of the Navy Group proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which Red Lion has rights to assert claims pursuant to Section 4.7(a) in a manner that would adversely affect any such rights of Red Lion (i) Navy will give Red Lion prior written notice thereof (it being understood that the decision to take any such action will be in the sole discretion of Navy) and (ii) Navy will pay to Red Lion its equitable share (which must be determined by Navy in good faith based on the amount of premiums paid or allocated to the Red Lion Business in respect of the applicable Policy) of any net proceeds actually received by Navy from the insurer under the applicable Policy as a result of such action by Navy (after deducting Navy’s reasonable costs and expenses incurred in connection with such action).  The Tax treatment of any such payments to Red Lion by Navy will be handled in accordance with Section 3.4(c).

(d)                                 Insurance Premiums.  Subject to clause (B) of the proviso to Section 4.7(a), from and after the Separation Date, Navy will pay, if so directed by Red Lion, all premiums (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Separation Date, whereupon Red Lion will upon the request of Navy, promptly reimburse Navy for that portion of such premiums paid by Navy as are reasonably determined by Navy (and reasonably approved by Red Lion) to be attributable to the Red Lion Business.

(e)                                  Agreement for Waiver of Conflict and Shared Defense.  In the event that a Policy provides coverage for both Navy and/or a member of the Navy Group, on the one hand, and Red Lion and/or a member of the Red Lion Group, on the other hand, relating to the same occurrence or claim, Navy and Red Lion agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense.

(f)                                   Termination.  The obligations of Navy and the Navy Group set forth in this Section 4.7 will terminate on the one-year anniversary of the Separation Time, except with respect to any claims against Occurrence Basis Policies.

(g)                                  No Limitation to Indemnity.  Nothing in this Section 4.7 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1                                    Expenses.  Except as otherwise provided in this Agreement, including Section 1.7(b), Section 1.7(c), Section 1.10, Section 2.7(d), Section 3.4(b), Section 3.5(b), Section 3.6(b), Section 3.6(d), Section 4.2(i), Section 4.4, Section 4.7, the Merger Agreement or any Ancillary Agreement, each Party will be responsible for the fees and expenses of the Parties as provided in Section 6.8 of the Merger Agreement.

Section 5.2                                    Entire Agreement.  This Agreement, the Merger Agreement, the Ancillary Agreements and the Confidentiality Agreement, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

Section 5.3                                    Governing Law.  This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) is governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 5.4                                    Notices.  Any notice, demand, claim or other communication under this Agreement shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Navy or, prior to the Effective Time, Red Lion:

Nabors Industries Ltd.

Crown House
Second Floor
4 Par-la-Ville Road
Hamilton, HM 08
Bermuda

Attention: Corporate Secretary

with a copy (which shall not constitute notice) to:

Nabors Corporate Services, Inc.

515 West Greens Road, Suite 1200

Houston, Texas 66057

Attention:                                         Laura Doerre

Facsimile:                                         (281) 775-4319

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
Attention:                                         Charles J. Conroy

Scott W. Golenbock
Facsimile:                                         (212) 530-5219

If to Red Lion, after the Effective Time:

C&J Energy Services Ltd.

3990 Rogerdale

Houston, TX 77042

Attention:                                         Theodore Moore

Facsimile:                                         (713) 325-5920

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention:                                         Jeffery B. Floyd

Stephen M. Gill
Facsimile:                                         (713) 615-5956

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.  Any Party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.  Any notice to Navy will be deemed notice to all members of the Navy Group, and any notice to Red Lion will be deemed notice to all members of the Red Lion Group.

Section 5.5                                    Priority of Agreements.  If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement.

Section 5.6                                    Amendments and Waivers.

(a)                                 This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party.  In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, no such amendment or waiver shall be effective without the prior written consent of Penny.  No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party hereto under or by reason of this Agreement.

(b)                                 No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 5.6(a) and will be effective only to the extent in such writing specifically set forth .

Section 5.7                                    Termination.  This Agreement will terminate without further action at any time before the Effective Time upon termination of the Merger Agreement.  If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 5.8                                    Parties in Interest.  This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns.  Penny shall be a third-party beneficiary of the rights of Red Lion under this Agreement.  This Agreement is not made for the benefit of any Person not a Party hereto, and no Person other than the Parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except (i) as contemplated in the preceding sentence, (ii) for the provisions of Article III with respect to indemnification of Indemnitees and (iii) for the second sentence of Section 5.6(a), which shall be to the benefit of Penny.

Section 5.9                                    Assignability.  No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group; provided that the member agrees in writing to be bound by the terms and conditions contained in this Agreement; and provided, further, that the assignment or delegation will not relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement.  Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

Section 5.10                             Construction.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, including all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  References to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified.  References to dollar amounts are to U.S. dollars, unless otherwise specified.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.  Except as otherwise expressly provided elsewhere in this Agreement, the Merger Agreement, or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereto hereby expressly disclaim any implied duty of good faith and fair dealing or similar concept.

Section 5.11                             Severability.  If any provision of this Agreement or any Ancillary Agreement, or the application of any provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement or such Ancillary Agreement, it being the intent and agreement of the parties hereto that this Agreement and any Ancillary Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

Section 5.12                             Counterparts.  This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement.  This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of a Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.  No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 5.13                             Survival of Covenants.  Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, will survive each of the Red Lion Restructuring and the Recapitalization and will remain in full force and effect.

Section 5.14                             Jurisdiction; Consent to Jurisdiction.

(a)                                 Exclusive Jurisdiction.  Each of the Parties irrevocably agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Agreement, the Ancillary Agreements, the documents referred to in this Agreement, or any of the transactions contemplated thereby, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”) may be brought and determined in any of the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York, and any appellate court from any thereof, and each of the Parties hereto hereby irrevocably submits in respect of Covered Claims for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it may be served with such legal process at the address and in the manner set forth in Section 5.4.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in respect of Covered Claims (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Laws, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)                                 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.14(b).

Section 5.15                             Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Ancillary Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, subject to Section 3.7.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 5.16                             Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary, neither Red Lion or its Affiliates, on the one hand, nor Navy or its Affiliates, on the other hand, will be liable under this Agreement to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such liability with respect to a Third-Party Claim).

ARTICLE VI

DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Accounting Exhibit” means the accounting statement exhibit on Schedule 2.7(a) attached hereto and the line items, accounting principles, methods, practices, categories, estimates, judgments and assumptions set forth therein.

“Accounting Firm” has the meaning set forth in Section 2.7(d).

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Adjusted Navy Restricted Share” has the meaning given to such term in the Merger Agreement.

“Adjusted Options” has the meaning given to such term in the Merger Agreement.

“Adjustment Amount” means (i) Working Capital, less (ii) the amount closest to Working Capital in the Target Working Capital Range, calculated in accordance with the Accounting Exhibit; provided, however, that if Working Capital is in the Target Working Capital Range, then the Adjustment Amount will be equal to zero.

“Adjustment Payment” has the meaning set forth in Section 2.7(f).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alberta” has the meaning set forth in the recitals.

“Alliance Agreement” has the meaning set forth in Section 2.4(a)(v).

“Ancillary Agreements” means the Tax Matters Agreement, the TSAs, the Employee Benefits Agreement, the Alliance Agreement and the Registration Rights Agreement.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Canada Completion Business” has the meaning set forth in the recitals.

“Claims Made Policies” has the meaning set forth in Section 4.7(a).

“Claims Notice” has the meaning set forth in Section 3.5(b)(i).

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Adjustment Statement” has the meaning set forth in Section 2.7(b).

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

“Confidentiality Agreement” means the confidentiality agreement to be entered into between Navy and Red Lion prior to the Separation Time in form and substance reasonably acceptable to Navy, Red Lion and Penny.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Control” and its derivatives means, with respect to any Person (other than an individual):  (a) the legal, beneficial, or equitable ownership, directly or indirectly, of (i) at least 50% of the aggregate of all voting equity interests in such Person or (ii) equity interests having the right to at least 50% of the profits of an entity or, in the event of dissolution, to at least 50% of the Assets of such Person; or (b) the right to appoint, directly or indirectly, a majority of the board of directors or equivalent governing body of such Person; or (c) the right to control, directly or indirectly, the management or direction of such Person by means of Contract, corporate governance document or a similar instrument; or (d) in the case of a partnership, the holding of the position of sole general partner.

“Convey” has the meaning set forth in Section 1.1(a).  Variants of this term, such as “Conveyance,” will have correlative meanings.

“Covered Claim” has the meaning set forth in Section 5.14(a).

“Debt Financing Agreements” has the meaning set forth in the recitals.

“Direct Claims” has the meaning set forth in the definition of “Losses.”

“Divested Business” means any business or product line of the Red Lion Business sold or terminated by the Navy Group (or any predecessor) prior to the Separation Time.

“Effective Time” has the meaning given to such term in the Merger Agreement.

“Employee Benefits Agreement” has the meaning set forth in Section 2.4(a)(i).  From and after the Separation Time, the Employee Benefits Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Environmental Conditions” means the presence as of the Separation Time in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level which exceeds any applicable response action standard or threshold established under any applicable Environmental Law or that otherwise requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

“Environmental Law” has the meaning set forth in the Merger Agreement.

“Estimated Adjustment Payment” has the meaning set forth in Section 2.7(a).

“Estimated Closing Adjustment Statement” has the meaning set forth in Section 2.7(a).

“Exchange Ratio” has the meaning given to such term in the Merger Agreement.

“Excluded Actions” has the meaning set forth in Section 1.5(b)(iii).

“Excluded Assets” has the meaning set forth in Section 1.4(b).

“Excluded Environmental Liabilities” has the meaning set forth in Section 1.5(b)(vi).

“Excluded Liabilities” has the meaning set forth in Section 1.5(b).

“Final Adjustment Payment” has the meaning set forth in Section 2.7(f).

“Final Closing Adjustment Statement” has the meaning set forth in Section 2.7(e).

“Final Determination” has the meaning set forth in the Tax Matters Agreement.

“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Group” means the Navy Group, the Red Lion Group or the Penny Group, as the context requires.

“Guarantee Release” has the meaning set forth in Section 1.10(b).

“Hazardous Materials” has the meaning set forth in the Merger Agreement.

“Indemnifying Party” means any Party which may be obligated to provide indemnification to an Indemnitee pursuant to Article III hereof or any other section of this Agreement or any Ancillary Agreement.

“Indemnitee” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article III hereof or any other section of this Agreement or any Ancillary Agreement.

“Inidigo” has the meaning set forth in the recitals.

“Information” means information in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Insurance Proceeds” means those monies:  (i) received by an insured from an insurance carrier; or (ii) paid by an insurance carrier on behalf of the insured.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), (iii) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith, (iv) computer data, computer programs or other software, and databases, in each case whether in source code, object code or other form, and all related documentation, (v) trade secrets and all other confidential or proprietary Information (including know-how) and invention rights, and all rights to limit the use or disclosure thereof, (vi) rights of privacy and publicity, and (vii) any and all other proprietary rights, and (viii) any and all other intellectual property under the Laws of any country throughout the world.

“Intercompany Accounts” has the meaning set forth in Section 1.6(c).

“Laws” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Litigation Conditions” has the meaning set forth in Section 3.5(b)(ii).

“Losses” means liabilities, damages, penalties, judgments, assessments, losses, costs and expenses in any case, whether arising under strict liability or otherwise (including reasonable attorneys’ fees); provided, however, that (i) with respect to claims made hereunder by (A) any member of the Navy Group, on the one hand, against any member of the Red Lion Group, on the other hand, or (B) by any member of the Red Lion Group, on the one hand, against any member of the Navy Group, on the other hand (collectively, “Direct Claims”), “Losses” will not include attorneys’ fees or other arbitration or litigation expenses (including without limitation experts’ fees and administrative costs) incurred in connection with the prosecution of such Direct Claim under the provisions set forth in Article III or Section 5.14 and (ii) “Losses” will not include any punitive, exemplary, special, consequential or similar damages or any diminution in value or indirect damages (including lost profits, revenues or opportunities), in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

“LuxCo” has the meaning set forth in the recitals.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals of this Agreement.

“Merger Sub” has the meaning set forth in the recitals.

“Navy” has the meaning set forth in the preamble.

“Navy Adjusted Option” has the meaning given to such term in the Merger Agreement.

“Navy Group” means Navy and each of its Subsidiaries, but excluding any member of the Red Lion Group.

“Navy Indemnitees” means Navy, each member of the Navy Group, and all Persons who are or have been shareholders, stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Navy Group (in each case, in their respective capacities as such).

“Navy Objection” has the meaning set forth in Section 2.7(c).

“Navy Stock Option” has the meaning given to such term in the Merger Agreement.

“Navy Transfer Documents” has the meaning set forth in Section 2.5.

“Navy TSA” has the meaning set forth in Section 2.4(a)(iii).  From and after the Separation Time, the Navy TSA will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Non-Red Lion Business” means all businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted prior to the Separation Time by Navy, the Navy Subsidiaries, Red Lion and the Red Lion Subsidiaries, in each case that are not included in the Red Lion Business.

“Non-Red Lion Facilities” means all facilities that are used or held for use by a member (or former member) of the Navy Group, including any formerly owned, operated or leased properties of the Red Lion Business.

“Note Repayment” has the meaning set forth in the recitals.

“Notes” has the meaning set forth in the recitals.

“Occurrence Basis Policies” has the meaning set forth in Section 4.7(a).

“Orders” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Parties” means Navy, and Red Lion and, for purposes of the obligations in Section 3.2, the Red Lion Group.

“Penny” has the meaning set forth in the recitals.

“Penny Base Share Number” has the meaning set forth in Section 2.3.

“Penny Common Stock” has the meaning set forth in the recitals.

“Penny Group” means Penny and each of its Subsidiaries, including after the Effective Time, the Red Lion Group.

“Penny Stock Options” has the meaning given to such term in the Merger Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Policies” means all insurance policies, insurance contracts and claim administration contracts of any kind of Navy and its Subsidiaries (including members of the Red Lion Group) and their predecessors which were or are in effect at any time at or prior to the Separation Date, including but not limited to commercial general liability, automobile liability, workers’ compensation and employer’s liability, excess and umbrella liability, aircraft hull and liability, commercial crime (including ERISA bond), property and business interruption, directors’ and officers’ liability, fiduciary liability, errors and omissions, special accident, environmental, inland and marine, and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

“Privileged Information” has the meaning set forth in Section 4.3(a).

“Privileges” has the meaning set forth in Section 4.3(a).

“Real Property Interests” means all interests in real property of whatever nature, including easements, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Recapitalization” has the meaning set forth in the recitals.

“Red Lion” has the meaning set forth in the recitals.

“Red Lion Accounts” means the bank and brokerage account owned by Red Lion or any other member of the Red Lion Group.

“Red Lion Assets” has the meaning set forth in Section 1.4(a).

“Red Lion Books and Records” has the meaning set forth in Section 1.4(a)(iv).

“Red Lion Business” has the meaning set forth in the recitals.

“Red Lion Common Shares” has the meaning set forth in the recitals.

“Red Lion Contracts” has the meaning set forth in Section 1.4(a)(iii).

“Red Lion Employee” has the meaning set forth in the Employee Benefits Agreement.

“Red Lion Employee Benefit Plans” has the meaning set forth in the Merger Agreement.

“Red Lion Entities” has the meaning set forth in Section 1.4(a)(ii).

“Red Lion Entity Interests” has the meaning set forth in Section 1.4(a)(ii).

“Red Lion Facilities” has the meaning set forth in Section 1.4(a)(i).

“Red Lion Financing” has the meaning set forth in the recitals.

“Red Lion Group” means Red Lion and each of its Subsidiaries.  The Penny Group will be deemed to be members of the Red Lion Group as of the Effective Time.

“Red Lion Indemnitees” means Red Lion, each member of the Red Lion Group, and each of their respective successors and assigns, and all Persons who are or have been shareholders, stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Red Lion Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Red Lion Information” has the meaning set forth in Section 4.3(b).

“Red Lion Inventory” has the meaning set forth in Section 1.4(a)(xii).

“Red Lion Liabilities” has the meaning set forth in Section 1.5(a).

“Red Lion Restructuring” has the meaning set forth in the recitals.

“Red Lion Share Issuance” has the meaning set forth in Section 2.3.

“Red Lion Transfer Documents” has the meaning set forth in Section 2.6.

“Red Lion TSA” has the meaning set forth in Section 2.4(a)(ii).  From and after the Separation Time, the Red Lion TSA will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Registration Rights Agreement” has the meaning set forth in Section 2.4(a)(vi).

“Reserve Amount” has the meaning set forth in Schedule 2.7(b).

“Restricted Penny Share” has the meaning set forth in the Merger Agreement.

“Restricted Navy Share” has the meaning set forth in the Merger Agreement.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance and other restrictions or limitations on use of real or personal property of any nature whatsoever.

“Separation Date” has the meaning set forth in Section 2.1.

“Separation Time” has the meaning set forth in Section 2.1.

“Shared Information” means (i) all Information provided by any member of the Red Lion Group to a member of the Navy Group prior to the Separation Time, and (ii) any Information in the possession or under the control of such respective Group that relates to the operation of the Red Lion Business prior to the Separation Time and that the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities and tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (C) subject to the foregoing clause (B) above, to comply with its obligations under this Agreement or the Merger Agreement, or (D) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Navy or Red Lion, as the case may be.

“Subsidiary” of any Person means another Person (other than a natural Person), an aggregate amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of the board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Target Working Capital Range” has the meaning set forth in Schedule 2.7(b).

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” has the meaning set forth in Section 2.4(a)(iv).  From and after the Separation Time, the Tax Matters Agreement will refer to the agreement executed and delivered pursuant to such section, as amended and/or modified from time to time in accordance with its terms.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Third-Party Claim” has the meaning set forth in Section 3.5(b)(i).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transactions” has the meaning set forth in the Tax Matters Agreement.

“Transfer Documents” has the meaning set forth in Section 2.6.

“TSAs” has the meaning set forth in Section 2.4(a)(iii).

“U.S. Completion Business” has the meaning set forth in the recitals.

“USHC” has the meaning set forth in the recitals.

“Working Capital” has the meaning set forth in Schedule 2.7(b).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Separation Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name: Mark D. Andrews
Title: Corporate Secretary

NABORS RED LION LIMITED

By:	/s/ Mark D. Andrews
Name: Mark D. Andrews
Title: Director

[Signature Page to Separation Agreement]